UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

NATIONSTAR MORTGAGE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35449	45-2156869
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Highland Drive

Lewisville, Texas 75067

(Address of principal executive offices)

(469) 549-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2013, Nationstar Mortgage Holdings Inc. entered into an employment agreement with David Hisey pursuant to which Mr. Hisey will continue to serve as Nationstar’s Executive Vice President and Chief Financial Officer. Pursuant to this agreement, Mr. Hisey’s annual base salary was set at $375,000 for the 2012 fiscal year, which will be reviewed periodically and adjusted at Nationstar’s discretion in accordance with Mr. Hisey’s annual performance evaluation. Mr. Hisey will also be eligible to participate in the Nationstar Mortgage LLC Annual Incentive Compensation Plan and receive an annual bonus expected to be 15% of the bonus pool (equal to 5% of Nationstar’s operating cash flow) with a minimum bonus in an amount not less than $1,000,000 for the 2012 fiscal year. Mr. Hisey is also eligible to participate in Nationstar’s 2012 Incentive Compensation Plan with an initial opportunity equal to 35% of Mr. Hisey’s annual bonus.

If Mr. Hisey’s employment is terminated during the term of the agreement by Nationstar for cause or by Mr. Hisey without good reason, Nationstar will generally pay Mr. Hisey any unpaid salary and other amounts earned by Mr. Hisey through the date of termination of employment. If Mr. Hisey’s employment is terminated by Nationstar without cause or by Mr. Hisey for good reason, he will additionally receive twelve months base salary, plus 100% of his prior year’s bonus and continuation of coverage under Nationstar’s medical plan. If Mr. Hisey’s employment terminates due to death or disability, Nationstar will generally pay Mr. Hisey any unpaid salary and other amounts earned plus a pro-rata bonus for that portion of the calendar year Mr. Hisey was employed by Nationstar. Mr. Hisey’s employment agreement will expire on February 28, 2014 and, following its expiration, Mr. Hisey may continue his employment at Nationstar “at will.”

The description of the foregoing employment agreement is not intended to be complete and is qualified in its entirety by the complete text of the employment agreement, which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement between Nationstar Mortgage Holdings Inc. and David Hisey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nationstar Mortgage Holdings Inc.

Date: February 21, 2013	By:	/s/ Anthony W. Villani
Anthony W. Villani Executive Vice President and General Counsel